Exhibit 10.1

July 14, 2017

Mr. Scott D. Peters
c/o Healthcare Trust of America, Inc.
16435 North Scottsdale Road, Suite 320
Scottsdale, AZ 85254

Re:	Extension of Amended and Restated Employment Agreement

Dear Scott:

Reference is made to that certain Amended and Restated Employment Agreement between you and Healthcare Trust of America, Inc. (the “Company”), dated as of July 8, 2016 (the “Employment Agreement”). This letter is to confirm our agreement that the term of the Employment Agreement (as provided in Section 2 of the Employment Agreement) will be extended by one year so that the Expiration Date (as defined in the Employment Agreement) will be July 8, 2021 (such term being subject to earlier termination as provided in Section 7 of the Employment Agreement).
Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its current terms. This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
If this letter accurately sets forth our mutual understanding with respect to the foregoing matters, please indicate your acceptance by signing this letter and returning it to the undersigned. This letter shall be a binding agreement between the Company and you. A duplicate copy of this letter is included for your records.
                    Healthcare Trust of America, Inc.
By: /s/ Robert A. Milligan
Its: Chief Financial Officer

Accepted and Agreed:

/s/ Scott D. Peters
Scott D. Peters

Date: July 14, 2017